EXHIBIT 10.1

This Post-Closing Amendment to the Asset Purchase Agreement (the “Agreement”) is entered into as of September 9, 2014, and by and among RenovaCare, Inc., a Nevada corporation (the “Parent”), RenovaCare Sciences Corp., a Nevada corporation and wholly owned subsidiary of the Parent (the “Buyer”) and Jörg Gerlach, MD, PhD, an individual having a place of residence at [•] (the “Seller”). The Parent, the Buyer and the Seller together may be referred to herein as the “Parties” and each of them may be referred to herein as a “Party.” All other capitalized terms used herein and not otherwise defined have the meaning ascribed thereto in the Original APA (as defined below).

RECITALS:

Whereas, the Parties entered into an Asset Purchase Agreement dated as of June 21, 2013 (the “Original APA”), pursuant to which Buyer agreed to purchase from the Seller and the Seller agreed to sell to the Buyer, the Cell Deposition Device, on the terms and conditions set forth in the Original APA;

Whereas, the Parties consummated the purchase and sale of the Cell Deposition Device, as contemplated by the Original APA, on July 12, 2013;

Whereas, the Parties deem it to be in their respective best interests to amend the Original APA;

Now Therefore, in consideration of the foregoing and of the following covenants, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1: Amendments. The Original APA is hereby amended as follows:

(a) Section 1.2.(b)(ii) is deleted in its entirety and the following inserted in lieu thereof:

“(ii) an aggregate of $300,000 (the “Deferred Cash Purchase Price”) payable on or before such subsequent dates (each a “Deferred Payment Date”) set forth in this Section 1.2(b).

(1) $100,000 on or before December 31, 2014;

(2) $50,000 on or before December 31, 2015;

(3) $50,000 on or before December 31, 2016; and

(4) $100,000 on or before December 31, 2017 (each payment pursuant to Section 1.2(b)(ii) shall be referred to as a “Deferred Payment”).

Payment of the Deferred Cash Purchase Price is further subject to Section 6.”

(b) The first sentence of Section 1.6. is deleted in its entirety and the following inserted in lieu thereof:

“Subject to Section 6, on the Deferred Payment Date Buyer shall pay the Deferred Cash Purchase Price due on such date by wire transfer of immediately available funds in accordance with the wire instructions of which Seller may notify Buyer as provided for herein.”

(c) Section 5.4. is hereby deleted in its entirety and the following substituted in lieu thereof:

“5.4. Confidential Information Effective Period. The obligations of the parties set forth in this Section 5 shall remain in effect for a period of five (5) years from the date of Closing (the “Confidential Information Effective Period”).”

(d) Section 6., including all subsections, is hereby deleted in its entirety and the following substituted in lieu thereof.

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“6. Cessation of Development Determination. Anything in this Agreement to the contrary notwithstanding, at any time prior to the full payment of the Cash Portion of the Purchase Price the Buyer, in its sole discretion, may elect to discontinue the development and commercialization of the Cell Deposition Device (the “Cessation of Development Determination”). In the event of a Cessation of Development Determination the Company, in its sole discretion, may choose to (i) pay all unpaid portions of the Deferred Cash Purchase Price (the “Cessation of Development Payment”), or (ii) re-convey the Buyer’s rights to the Acquired Assets to the Seller (the “Cessation of Development Re-conveyance”), as set forth below.

(a) Cessation of Development Payment. In the event the Buyer elects to discontinue the development and commercialization of the Cell Deposition Device and make the Cessation of Development Payment, Buyer shall provide the Seller written notice in accordance with Section 10 of its Cessation of Development Determination and shall make a wire transfer of immediately available funds to the Seller in the amount of all unpaid portions of the Deferred Cash Purchase Price (the date on which the Cessation of Development Payment is made shall be referred to as the “Cessation of Development Payment Date”). On the Cessation of Development Payment Date no further Warrant Shares shall vest pursuant to the Warrant and all vested but unexercised Warrant Shares as of the date immediately preceding the date of the Cessation of Development Payment shall be forfeited and cancelled.

(b) Cessation of Development Re-conveyance. In the event the Buyer elects to discontinue the development and commercialization of the Cell Deposition Device and make the Cessation of Development Re-Conveyance, Buyer shall provide the Seller written notice in accordance with Section 10 of its Cessation of Development Determination which shall include the date on which the Buyer shall re-convey the Acquired Assets to the Seller (the “Cessation of Development Re-conveyance Date”). The Cessation of Development Re-Conveyance Date shall be no later than sixty (60) days after the date on which the Buyer has provided the Seller of written notice of a Cessation of Development Determination. On the Cessation of Development Re-conveyance Date the Parties shall execute such documentation as necessary to evidence the re-conveyance of the Acquired Assets by Buyer to the Seller. The Cessation of Development Re-conveyance shall not include any enhancements, modifications or any Intellectual Property produced by the Buyer relating to the Cell Deposition Device not specifically acquired by the Buyer from the Seller pursuant to this Agreement. On the Cessation of Development Re-conveyance Date no further Warrant Shares shall vest pursuant to the Warrant and all vested but unexercised Warrant Shares as of the date immediately preceding the date of the Cessation of Development Payment shall be forfeited and cancelled. In the event of a re-conveyance pursuant to this Section 6, or Section 7.1 below, Seller shall not be responsible for any fees associated with the re-conveyance, other than for fees payable to Seller’s counsel or filing fees to the United States Patent and Trademark Office, or such other government entity, necessary to evidence the transfer of the Acquired Assets to the Seller.”

(e) The first sentence of Section 7.1. is hereby deleted in its entirety and the following inserted in lieu thereof:

“Subject to the Buyer’s rights pursuant to Section 6, if the Buyer fails to pay to the Seller the Deferred Cash Purchase Price when and as due, then in lieu of, but not in addition to any other remedies or rights that otherwise may be or may have been available hereunder to the Seller at law or in equity, the Seller shall have the right to require the Buyer to re-convey the Acquired Assets (such Re-conveyance shall not include any enhancements, modifications or any Intellectual Property produced by the Buyer relating to the Cell Deposition Device not specifically acquired by the Buyer from the Seller pursuant to this Agreement) to the Seller without the refund or return by the Seller of any portion of the Purchase Price (any such re-conveyance is herein referred to as a “Re-conveyance”).”

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(f) In the first sentence of Section 8.1., the words “six months” shall be changed to “sixteen months”.

(g) The first two sentences of Section 9 are hereby deleted in their entirety and the following inserted in lieu thereof:

“9. Non-Competition. Seller hereby acknowledges that Buyer has expended significant time and funds relating to the acquisition of the Acquired Assets from Seller. Seller hereby agrees that so long as Buyer has not forwarded Seller a Cessation of Development Determination pursuant to Section 6, but in no event after the five year anniversary of the Closing Date, so long as Buyer is not in default of its obligations under this Agreement, Seller shall not engage in the development of any Intellectual Property that would directly or indirectly infringe on, or reduce the value of, the Acquired Assets (collectively, the “Infringing Intellectual Property”).”

(h) The following shall be added to the end of Section 9:

“Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall be interpreted to restrict in any way Seller’s work at the University of Pittsburgh (the “University”), including engaging in research activities as part of Seller’s employment by the University sponsored by any company.”

(i) The second paragraph of the recitals to “Exhibit 1.2-Form of Warrant” to the Original APA is deleted in its entirety and is inserted in lieu thereof:

“This Warrant is being issued pursuant to the terms of that certain Asset Purchase Agreement dated as of June 21, 2013 and as amended on September 9, 2014, between Company and Holder (the “Asset Purchase Agreement”). Capitalized but undefined terms used herein shall have the meaning set forth in the Asset Purchase Agreement. This Warrant supersedes and replaces the Warrant the Company issued to the Holder dated July 12, 2013. For purposes of this Warrant the closing shall be deemed to have occurred on July 12, 2013.”

(j) The last line of Section 12.6 is hereby deleted in its entirety.

(k) All references in the Original APA to other sections therein have been revised to reflect the changes made by this Agreement.

(l) Section 5 of “Exhibit 1.2-Form of Warrant” to the Original APA is deleted in its entirety and is inserted in lieu thereof:

“5. Vesting of Warrants.

The Shares issuable upon exercise of this Warrant in accordance with the terms hereof shall vest as follows:

(i) 240,000 Shares shall vest in arrears on the first anniversary date of the closing as set forth in the Asset Purchase Agreement;

(ii) 240,000 Shares shall vest in arrears on the second anniversary date of the closing as set forth in the Asset Purchase Agreement;

(iii) 240,000 Shares shall vest in arrears on the third anniversary date of the closing as set forth in the Asset Purchase Agreement;

(iv) 240,000 Shares shall vest in arrears on the fourth anniversary date of the closing as set forth in the Asset Purchase Agreement; and

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(v) 240,000 Shares shall vest in arrears on the fifth anniversary date of the closing as set forth in the Asset Purchase Agreement.”

(m) All references to “Janus Resources, Inc.” are deleted and “RenovaCare, Inc.” is inserted in lieu thereof.

(n) All references to “Janus Acquisition Corp.” are deleted and “RenovaCare Sciences Corp.” is inserted in lieu thereof.

(o) All references to “Rhonda B. Rosen” are deleted and “Thomas Bold” is inserted in lieu thereof.

SECTION 2. Miscellaneous.

(a) Counterparts. This Agreement may be executed in two or more counterparts and shall be effective when each Party has executed at least one of the counterparts even though all Parties have not executed the same counterpart. The Parties may execute this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission or email and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals. After the Closing the Parties shall promptly exchange original versions of this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement that were executed and exchanged by facsimile transmission or email pursuant to this Section. Notwithstanding anything herein to the contrary, including the effective date of this Agreement set forth in the preamble, this Agreement shall not be effective until signed by Parent, Buyer and Seller.

(b) Entire Agreement. This Agreement, together with the Original APA, comprise the complete and integrated agreement of the Parties and shall supersede all prior agreements, written or oral, on the subject matter hereof. To the extent that there is any inconsistency between the Original APA and this Agreement, this Agreement shall govern. This Agreement has been drafted with the joint participation of the parties hereto and shall be construed to be neither against nor in favor of Buyer, Parent or Seller in accordance with the fair meaning thereof. Attached hereto as Exhibit A, is a cumulative conformed copy of the Original APA as amended by this Agreement.

(c) Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term, covenant, restriction or provision contained in Agreement, is held by a court of competent jurisdiction to be invalid, void, against its regulatory policy or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible so that the transactions contemplated hereby can be consummated as originally contemplated to the fullest extent possible.

(e) Continuing Effect of the Original APA. Except as specifically amended by this Agreement the terms and conditions of the Original APA remain in full force and effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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In Witness Whereof, the Parties have executed this Amendment to the Original APA as of the date first above written.

PARENT: RENOVACARE, INC.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	President and Chief Executive Officer

BUYER: RENOVACARE SCIENCES CORP.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	President

SELLER: JÖRG GERLACH, MD, PHD

By:	/s/ Jorg Gerlach
Name:	Jörg Gerlach, MD, PhD

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